BRITISH AIRWAYS
--------------------------------------------------------------------------------
                                      USAir


Lawrence M. Nagin
Executive Vice President - Corporate Affairs and General Counsel


2345 Crystal Drive
Arlington, VA 22227
Telephone: 703-418-5210
Fax: 703-418-5252


                                                   May 19, 1997




British Airways Plc
Speedbird House
Heathrow Airport (London)
Hounslow TW6 2JA
England
Attention:  Legal Director

Dear Sir or Madam:

         Reference is made to your letter dated March 14, 1997 giving us notice, pursuant to Section 7.2 of the Investment Agreement between USAir Group, Inc. (the "Company") and British Airways Plc ("BA"), dated as of January 21, 1993, as amended (the "Investment Agreement"), that BritAir Acquisition Corp. Inc. ("BritAir") intends to sell 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock (the "Offered Shares") of the Company at $10,037.88 per share (the "Offer Price").

         This letter constitutes notice, pursuant to Section 7.2 of the Investment Agreement, that the Company elects to purchase the Offered Shares at the Offer Price. Such purchase shall take place on May 29, 1997 or such earlier date as we shall mutually agree.

         Please contact Peter Atkins at Skadden, Arps to discuss the mechanics for closing.


                                             Very truly yours,

                                             US Airways Group, Inc.



                                             By:  /s/ Lawrence M. Nagin
                                                  Lawrence M. Nagin
                                                  Executive Vice President -
                                                  Corporate Affairs and
                                                  General Counsel


cc:      Benjamin F. Stapleton
         Sullivan & Cromwell

         Peter Allan Atkins
         Skadden, Arps, Slate, Meagher & Flom LLP